As filed with the Securities and Exchange Commission on December 22, 2010

Registration No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELVUE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0299879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16000 Horizon Way, Suite 500, Mt. Laurel, NJ	08054
(Address of Principal Executive Offices)	(Zip Code)

TELVUE CORPORATION 2009 STOCK OPTION PLAN

(Full title of the plan)

John Fell

Treasurer-Controller

TelVue Corporation

16000 Horizon Way, Suite 500

Mt. Laurel, NJ 08054

(Name and address of agent for service)

(856) 273-8888

(Telephone number, including area code, of agent for service)

Copy to:

Katayun I. Jaffari, Esquire

Saul Ewing LLP

Centre Square West

1500 Market Street, 38th Floor

Philadelphia, PA 19102-2186

(215) 972-7161

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, Par Value $.01 Per Share	10,000,000	$0.10	$1,000,000	$71.30

(1)

Represents shares issuable to employees pursuant to the 2009 Stock Option Plan.  In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the bid and asked price of shares of the common stock on December 16, 2010.  The fee represents the Proposed Maximum Aggregate Offering Price multiplied by $.00007130.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed.1

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed.1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in clauses (a) through (e) below (other than filings or portions of filings that are furnished, under applicable Securities and Exchange Commission (“SEC”) rules, rather than filed) are incorporated herein by this reference thereto, and all documents subsequently filed (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed) by TelVue Corporation (the “Registrant”) pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 17, 2010, the quarter ended June 30, 2010, filed with the SEC on August 16, 2010, and the quarter ended September 30, 2010, filed with the SEC on November 15, 2010;

(c)	The Registrant’s Current Reports on Forms 8-K, filed with the SEC on March 19, 2010, June 11, 2010, December 9, 2010 and December 15, 2010;

(d)	The Registrant’s Proxy Statement for the 2010 Annual Meeting of Shareholders, filed with the SEC on April 30, 2010;

_______________________

1 The information called for by Part I of this registration statement on Form S-8 is currently included in the description of the Registrant’s 2009 Stock Option Plan (the “Plan”) delivered to eligible persons under the Plan.  Pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended, this information is not being filed with or included in this Form S-8.

(e)

The description of the Registrant’s common stock contained in the registration statement filed by the Registrant to register such securities under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Article Twelve of the Corporation’s Articles of Incorporation contains the following provision:

“No person shall be personally liable to the corporation or its stockholders for any form of monetary damages for any breach of a director’s fiduciary duty, except (1) for breach of the director’s duty of loyalty to the corporation or stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) pursuant to Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.  No amendment or repeal of this article shall apply or have any effect on the alleged liability of any director with respect to any acts or omissions occurring prior to such amendment’s effective date.”

In addition, Section 6.4 of the By-Laws of the Company provides that the Company may indemnify any officer or director made or threatened to be made a party to any suit or other proceeding, including criminal actions, by reason of the fact that he was acting as or was an officer or director at the time of the acts complained of, for all expenses including legal fees, judgments, costs and related amounts if it shall be determined: that he was acting in good faith; and, in a manner reasonably believed to be in or not opposed to the best interest of the corporation (or in a criminal proceeding, if he had no reasonable basis to believe that the conduct in question was unlawful).  The By-Laws further provide that the termination of any proceedings by settlement or by a plea in the nature of nolo contendere will not create a presumption that a person did not act with requisite good faith, but that no indemnification shall be made to any individual adjudged liable to the Company unless a court of competent jurisdiction finds the person nonetheless entitled to indemnity.  The By-Laws also permit the advancement of funds and expenses and provide in turn for repayment of any sums advanced if it later be determined by a majority of independent directors or in certain circumstances, by an independent counsel, or, by the shareholders, that the advance of expenses was improper.  In addition, the Corporation presently maintains a standard form of agreement with certain officers and directors carrying into effect each and all of the terms and provisions of such By-Law which define and provide for the means of implementation of the provisions above noted and contained therein.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of exhibits filed with, or incorporated by reference into, this registration statement:

5.1         Opinion of Saul Ewing LLP.

23.1       Consent of Pressman Ciocca Smith LLP.

23.2       Consent of Saul Ewing LLP (contained in Exhibit No. 5).

24.1       Power of Attorney (included on signature page of this registration statement).

99.1       2009 Stock Option Plan.

Item 9.  Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Mt. Laurel, State of New Jersey, on December 22, 2010.

TELVUE CORPORATION

By: /s/ Jesse Lerman

Jesse Lerman

President and Chief Executive Officer

By: /s/ John Fell

John Fell

Treasurer-Controller

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Jesse Lerman and John Fell, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H.F. Lenfest H.F. Lenfest	Chairman of the Board and Director	December 22, 2010

/s/ Jesse Lerman Jesse Lerman	Director	December 22, 2010

/s/ Joy Tartar Joy Tartar	Director	December 22, 2010

/s/ Robert Lawrence Robert Lawrence	Director	December 22, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Saul Ewing LLP.

23.1	Consent of Pressman Ciocca Smith LLP.

23.2	Consent of Saul Ewing LLP (contained in Exhibit No. 5).

24.1	Power of Attorney (included on signature page of this registration statement).

99.1	2009 Stock Option Plan.